UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2025

The Joint Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36724	90-0544160
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
16767 N. Perimeter Drive, Suite 110
Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(480) 245-5960
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001	JYNT	The NASDAQ Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On December 5, 2025, we entered into an Asset Purchase Agreement (as amended, the “Southeast Purchase Agreement”) with Addisco Value, LLC, a North Carolina limited liability company, Triangle Chiropractic Associates P.C., a North Carolina professional corporation, and Bluffton TJ, LLC, a South Carolina limited liability company (collectively, the “Buyers”), and Alex Klaus, an individual, Todd Wegerski, DC, an individual, Lisa Ezell, an individual, Andrew Michael Evec, an individual, and Susan Ruth Train, an individual (collectively, the “Guarantors”), pursuant to which we will sell to the Buyers the assets of, and grant franchise rights to, 22 company-owned or managed clinics located in Virginia, North Carolina and South Carolina (the “Southeast Transaction”) for an aggregate purchase price of $1,482,800, subject to certain adjustments (the “Purchase Price”). The Purchase Price consists of (i) $1,000,000 in cash, (ii) $667,800 in prorated franchise fees pursuant to 22 separate franchise agreements to be entered into between us and the Buyers, and (iii) a credit of $185,000 for certain clinic renovations. Pursuant to the Southeast Purchase Agreement, the Buyers will pay $100,000 of the Purchase Price as a down payment upon the execution of the Southeast Purchase Agreement, and the Buyers will pay the remaining balance of the Purchase Price (the “Purchase Price Balance”) upon the closing of the Southeast Transaction pursuant to separate promissory notes and corresponding security agreements in the principal amount of the Purchase Price Balance.

The Southeast Transaction is expressly conditioned upon the assignment of the existing leases for at least 17 of the 22 clinics, or alternatively, the execution of the Management Agreements and, if applicable, the P.C. Management Agreements and the Submanager Agreements, as such terms are defined in the Southeast Purchase Agreement. The Southeast Transaction is also subject to customary closing conditions. The Southeast Purchase Agreement contains other provisions, covenants, representations, and warranties that are typical in transactions of this size, type, and complexity.

Item 1.02. Termination of a Material Definitive Agreement.

On December 11, 2025, we delivered a notice of termination (the “Elite Chiro Group Termination Notice”) to terminate the Asset Purchase Agreement, dated November 2, 2025 (the “Elite Chiro Group Purchase Agreement”), between us, Elite Chiro Group, a California corporation (“Elite Chiro Group”), as buyer, and Gadi Emein, an individual, as guarantor, pursuant to which we would have sold to Elite Chiro Group the assets of, and granted franchise rights to, 45 company-owned or managed clinics located in Southern California for an aggregate purchase price of $4.5 million, subject to certain adjustments. The Elite Chiro Group Termination Notice is effective as of December 11, 2025. The Elite Chiro Group Purchase Agreement was terminated due to Elite Chiro Group’s failure to meet closing conditions. There were no penalties in connection with the termination of the Elite Chiro Group Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibits
99.1	Press Release, dated December 11, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE JOINT CORP.

Date:	December 11, 2025	By:	/s/ Sanjiv Razdan
Sanjiv Razdan
President and Chief Executive Officer